Exhibit 10.14(c)
The Cigna Group Non-Employee Director Compensation Program

I.                                        Board and Committee Retainers

A.    Annual Board Retainer. Each non-employee director of The Cigna Group (“Director”), with the exception of the Chair of the Board of Directors, receives $335,000 annually for Board membership (“Annual Board Retainer”).    A portion ($120,000) of the Annual Board Retainer is paid in cash and the balance ($215,000) is paid as an award of The Cigna Group Common Stock (“Common Stock”).

B.    Committee Chair Retainer. Each Committee chair other than the chair of the Executive Committee receives $25,000 annually paid in cash for service as a Committee chair.

II.                                   Independent Chair and Lead Independent Director Retainer

When a non-employee director serves as Chair of the Board of Directors (“Independent Chair”), such director receives $550,000 annually for service as Independent Chair (“Annual Independent Chair Retainer”).  A portion of the Annual Independent Chair Retainer is paid in cash ($320,000) and the balance ($230,000) is paid as an award of Common Stock.

When the Board has appointed a Lead Independent Director (the “LID”), such director receives $75,000 annually for services as the LID (the “LID Annual Retainer”). The LID retainer is paid in cash. The LID Annual Retainer is paid in addition to the Annual Board and Committee Chair Retainers referenced in Section IA and IB above.

III.                           Award and Payment of Retainers

A.    Cash Retainers. Cash retainer payments are made in equal installments on a quarterly basis. Cash retainers are paid during a calendar quarter to Directors and Chairs who are in active service at any time during that quarter.

B.    Common Stock Retainers.  Common Stock for the Annual Board Retainer and Annual Chair Retainer is awarded annually on the date of The Cigna Group’s Annual Meeting of Shareholders to Directors who are in active service on the date of the meeting (and who will continue in active service following the date of the meeting). Directors who commence service as a Director on a date other than the date of the Annual Meeting of Shareholders will receive an award of Common Stock on the effective date of their appointment, with a grant date value equal to a pro-rated portion of the Annual Board Retainer payable in Common Stock based on the number of full months until the next Annual Meeting of Shareholders divided by twelve months.

The number of shares of Common Stock awarded is determined by dividing the dollar amount of the applicable award by the closing price of Common Stock, as reported on the NYSE or successor or alternate means of publishing stock price, on the date of the award.

Fractional shares are not awarded.  The number of shares of Common Stock awarded is rounded down to a whole number of shares and the cash value of any fractional share is paid as soon as practicable after the award date.

C.    Deferred Compensation Elections. Directors and Chairs may elect to defer some or all of their compensation described above under the Deferred Compensation Plan of 2005 for Directors of The Cigna Group.

IV.                               Other Benefits

A.     Benefits for Active Directors.

Basic Group-Term Life Insurance Coverage.  Each Director is provided coverage in the amount of the Annual Board Retainer.

Travel Accident Insurance Coverage. Each Director is provided coverage in the amount of three times the Annual Board Retainer.

Personal Excess Liability Insurance Coverage.  Each Director is provided coverage in the amount of $1 million.

Financial Planning. Directors may use the financial planning services available to The Cigna Group executive officers.   Any reimbursements paid to Directors under this program shall be paid on or before March 15 of the year after the year the expense is incurred.

Insurance. Directors may purchase or participate, on an after-tax basis, in life insurance, medical/dental care programs, property/casualty personal lines and various other insurance programs available to The Cigna Group employees. Directors and their eligible dependents who may elect subsidized coverage under the group benefit programs of another entity or employer are not eligible to participate in The Cigna Group’s employer sponsored group health plans.

Matching Gifts. Directors may participate in the matching charitable gift program available to The Cigna Group employees.

B.    Post-Separation Benefits.

 Directors serving on January 1, 2006 are eligible, upon separation from service after nine years of service, to participate on an after-tax basis in medical/dental care programs available to retired employees for two years and to use the financial planning services available to active Directors (up to $5,000) for one year following separation from service.  These Directors are also provided $10,000 basic group term life insurance coverage for life.

All Directors may, at their own expense and if otherwise eligible, also continue life insurance, and property/casualty personal lines insurance pursuant to the terms of the applicable policies.

For all taxable post-separation benefits or reimbursements, the amount provided or eligible for reimbursement during a particular year may not affect the expenses eligible for reimbursement or benefits provided in any other year.  The reimbursement of an eligible expense is made on or before the last day of the year after the year in which the expense was incurred. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

V.    General

To the extent that a benefit under this program is subject to Internal Revenue Code Section 409A (“Section 409A”), it is intended that this program as applied to that benefit comply with the requirements of Section 409A, and the program shall be so administered and interpreted.

Notwithstanding any other provision of this program, if a Director is a specified employee (within the meaning of Treas. Reg. §1.409A-1(i) or any successor provision) as of the date of separation from service (within the meaning of Treas. Reg. §1.409A-1(h) or any successor provision), payments and taxable benefits subject to Section 409A due upon separation from service shall be delayed until the seventh month following the date of separation from service.

A Director’s right to receive program benefits represents an unsecured claim against The Cigna Group’s general assets.   Except as otherwise permitted by applicable law, no right to receive program payments shall be transferable or assignable by a Director or subject in any manner to anticipation, sale, alienation, pledge, encumbrance, attachment or garnishment by a Director’s creditors, and any such attempt shall be void and of no force or effect.

VI.     Share Ownership Guidelines

Each Director is required to maintain a stock ownership level of at least five times the value of the cash portion of the Annual Board Retainer (currently $600,000).  For Directors whose service started before February 26, 2014, Common Stock, deferred Common Stock, deferred stock units, restricted share equivalents, and hypothetical shares of Common Stock count toward the stock ownership guideline.  Directors whose service started after February 26, 2014 have a five (5) year period to attain compliance with the ownership guideline, and may count only Common Stock and deferred Common Stock toward compliance.

Amended and Restated Effective July 24, 2024